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                                                                   Exhibit 10.15


                 E-COMMERCE SERVICES AND SUBLICENSE AGREEMENT

                         QuePasa.com / The BigHub.com


This E-Commerce Services and Sublicense Agreement (the "Agreement") is made this 25 day of February, 2000 (the "Effective Date") by and between The BigHub.com, Inc., a Florida corporation ("Company") and QuePasa.com, Inc., an Arizona corporation ("QuePasa.com") on the terms and conditions set forth herein.

1.   Introduction.

     1.1 QuePasa.com is an online portal and web site community, which primarily markets to the Latino community. QuePasa.com is engaged in, among other things, providing content, community and services to its subscribers and others (together with any affiliated or successor services thereto, the "QuePasa.com Service").

     1.2 The Company provides third parties with the content, applications and services necessary to create, configure, maintain and conduct certain business through electronic commerce ("e-commerce") sites via the Internet substantially similar to the e-commerce site currently maintained by the Company at http://www.thebighub.com (together with
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          any successor sites thereto, the "Company Site"). Such services to be provided hereunder (the "Company Service") include, but are not limited to, product offerings, transaction processing, credit/debit card validation, fraud detection, order tracking, transaction accounting, reporting and records retention, vendor communications and relations, customer profile maintenance, and all such other capabilities as may be necessary to operate a complete e-commerce store for consumer products. As part of the Company Service, the Company utilizes certain proprietary technology (the "Technology") that the Company has an exclusive license to market. The exclusive license enables the Company, among other things, to process e-commerce transactions received over the Internet in an efficient and effective manner and to track customer orders from the time the order is placed through delivery to the customer's designated shipping address.

     1.3 QuePasa.com desires to receive, and the Company desires to provide, the Company Service and sublicense the Technology in order to create an online store (the "QuePasa.com Mall") to be made available to users of the QuePasa.com Service and others ("Users") throughout the Term (as defined in Section 5.1).

     1.4  Accordingly, QuePasa.com and the Company hereby agree as follows:

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2.   QuePasa.com Mall.

     2.1 Storefront Design and Display. The Company will develop, with the input and assistance of QuePasa.com, the pages of the QuePasa.com Service that constitute the QuePasa.com Mall. Such pages will promote and describe the products offered by the Company Service. QuePasa.com will design the style, look and feel of such pages at its sole discretion, and may change such design at any time. Each page of the QuePasa.com Mall will include, at QuePasa.com's request, branding for QuePasa.com and may include hyperlinks to other pages maintained by or for QuePasa.com or to sites of third parties as determined by QuePasa.com in its sole discretion. The Company will execute and implement any changes within a commercially reasonable time after receiving such changes.

     2.2 The QuePasa Mall site will offer all products currently available to the Company. After 30 days from the date the QuePasa mall is live,Product Selection and Content. QuePasa.com will be entitled to select the products or categories of products to be displayed and offered within the QuePasa.com Mall, and may elect to display and list any or all (or none) of the products available on the Company Service. Further, QuePasa.com may elect to display all or any part of the Product Information in connection therewith, or any information in addition thereto or in lieu thereof. At QuePasa.com's request, the Company will provide reasonable assistance and marketing expertise to QuePasa.com to assist QuePasa.com in the selection and display of products. With respect to each product offered through the Company Service (the "Product Selection"), the Company will display within the QuePasa.com Mall (i) a short description, review or other reference pertaining to that product, as well as pricing, shipping and other information (the "Product Information"); and (ii) an opportunity for the User to purchase such product. As between QuePasa.com and the Company, the Company will be responsible for the content of the Product Information.

     2.3 Hosting and Maintenance; Technical Specifications. The Company will host and maintain all pages of the QuePasa.com Mall on the Company's servers (or on servers within its reasonable control) and will provide all computer hardware, software and personnel necessary to operate and maintain the QuePasa.com Mall as a functional site accessible to Users.

     2.4 Content Standards. The Company will not, within the Service, permit to appear, including by way of links, sublinks or otherwise, any messages, data, images, programs or products that (i) are illegal; or
          (ii) would knowingly or intentionally on the part of the Company violate the property rights of others, including unauthorized copyrighted text, images or

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          programs, trade secrets or other proprietary information, or trademarks or service marks used in an infringing fashion.

     2.5 Order Processing and Fulfillment. As between QuePasa.com and the Company, the Company will be responsible for processing User orders, overseeing the preparation of order forms, processing User payments, cancellations and returns, tracking sales through the QuePasa.com Mall, providing QuePasa.com with reports summarizing such sales activity, and all other functions and duties necessary and incidental to the Company Service.

     2.6 Returns and Refunds. As between QuePasa.com and the Company, the Company will be responsible for administering any returns and refunds for products ordered through the Company Service. The Company will provide QuePasa.com with a monthly report of returns, refunds, cancellations, chargebacks and bad debts in sufficient detail to allow the calculation of Net Merchandise Profit.

     2.7 Advertising revenue. Each party may keep its respective advertising revenue generated from their site. For purposes of clarity, QuePasa.com is entitled to advertising revenue generated from the QuePasa.com Mall

     2.8 The Company will make available a Spanish version, mechanically translated, immediately. The Company will provide a fluent Spanish version within 6 months.

     2.9 QuePasa.com may, in its sole discretion, exclude from the quepasa Mall any links which would cause a user to leave the quepasa Mall.

     2.10 QuePasa.com may, in its sole discretion, exclude any manufacturer or product category from the quepasa Mall as defined in section 2.2. In addition, QuePasa may, to the extent available, customize or exclude specific individual product offerings. Any and all customization work on the mall must be approved by the Company, of which approval will not be unreasonably withheld.

3.   Additional Obligations.

     3.1 Reporting. On or before the 30 days following the end of each month during the Term, the Company will provide to QuePasa.com a report detailing all transactions on the QuePasa.com Mall during the previous month. Such report will reflect the calculation of Net Merchandise Profits earned by QuePasa.com for such month, which amount should agree to the funds received by QuePasa.com for such month pursuant to
          Section 4. In the event of any difference or discrepancy, the Company will accompany the transmission of such funds with an exception or reconciliation report.

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          Such report will also detail the number of purchases made in such month by Users through the QuePasa.com Mall.

     3.2 Quality of Services. The Company agrees and represents that the Company Services, including the Product Selection and Product Information, will be at least equal, in terms of quality, accuracy, scope and timeliness, as any similar services made available by the Company to other users or partners. Unless otherwise requested by QuePasa.com, throughout the Term the Company Services will include all of the information, features and functionality, and performance substantially similar to other Company Client Sites.

     3.3 Responsibility for Products and Services. The Company acknowledges and agrees that, as between the Company and QuePasa.com, the Company will be solely responsible for the operation of the Company Services. The Company acknowledges and agrees that QuePasa.com does not intend to, and will not be required to, edit or review for accuracy any of the Product Information, with the exception of Spanish language translations. The Company will provide QuePasa.com with the name and contact information of an individual who will act as a point of contact between QuePasa.com and the Company on all customer service issues, and the Company will update such information from time to time as necessary. QuePasa.com is not authorized to make, and agrees not to make, any representations or warranties concerning the Company, except to the extent (if any) contained within the Product Information delivered to QuePasa.com by the Company. The foregoing restriction will not limit QuePasa.com's ability to make editorial statements regarding the Company or the Products.

     3.4 Prohibited Products and Content. Company will not provide, sell or offer to sell, or otherwise make available through links, sublinks or otherwise, the following products or content (or services related to the same): pharmaceutical or any other controlled substances; illegal drugs, illegal drug contraband; alcohol; firearms; weapons; pirated computer programs; illicitly pornographic sexual products; illegal goods; or computer software viruses or software designed to create a virus.

     3.5 Technical Support. The Company will use its best efforts to provide all necessary maintenance and technical support to QuePasa.com in connection with QuePasa.com's use of the Technology or the Company Services. The Company will provide QuePasa.com with three technical contacts that will be accessible 24 hours per day, seven days per week, 365 days per year. The Company will use its best efforts to respond to all requests for support by QuePasa.com within four hours, day or night. The Company will notify QuePasa.com at least three days in advance of any

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          planned service outage period for systems maintenance or other purposes, which outage periods will not occur during peak traffic hours.

     3.6 Modifications to Services. Except for the addition of new tools and services, the Company will modify the Company Services only upon the prior written consent of QuePasa.com.

     3.7 Most Favored Customer. If the Company offers to any new or existing partner any feature or function that the company may provide to any other client, such features, functions or services will be available to QuePasa.com at the lowest cost any client pays or obtains free of charge.

     3.8 Fraudulent Transactions. The Company will provide QuePasa.com with a prompt report of any fraudulent order placed through the QuePasa.com Mall of which it has knowledge, including the date, screenname or e-mail address, and amount associated with such order, promptly following the Company's obtaining knowledge that the order is, in fact, fraudulent.

     3.9 Page Impressions. The Company shall disavow and not take credit for the page impressions that it receives on the QuePasa.com Mall. The Company shall provide to QuePasa.com a monthly report of page impressions on the QuePasa.com Mall.

     3.10 To the extent it is commercially reasonable, the Company will cooperate with QuePasa.com to assist them in identifying and creating their own buying agreements with their own vendors.

4.   Fees and Payments.

     4.1  Certain Definitions.  For purposes of this Agreement:

          (a) "Net Merchandise Profits" shall equal Qualifying Product Sales, less the cost of the product sold, taxes, gift-wrapping, shipping, handling, customer service fees, credit card processing, fraud and detection fees, charge backs, bad debt, credits for refunds, cancellations, any third party related return costs and returned products and a BigHub transaction fee equal to 6% of the cost of goods sold. In no event will the amounts related to customer service fees when coupled with all other costs as defined here exceed the Net Merchandise Profits.

          (b) Customer Service Costs will only be accounted for and related to the direct and sole support of the QuePasa Mall.

          (c) A "Qualifying Product Sale" occurs when a customer (i) places an order on the pages of the QuePasa.com Mall, (ii) purchases the product(s) using the automated ordering system of the Company Service, (iii) accepts delivery of the product(s) at the customer's

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               shipping destination, (iv) remits full payment to the Company or its designee, and (v) does not return the product(s) within a commercially reasonable time.

          (d)  Set up fee $0

          (e)  Monthly hosting fee $0

     4.2 Pricing. QuePasa.com may set prices for all products offered on the QuePasa.com Mall, pricing to include costs as defined in section 4.1(a). Subject to the Company's commercially reasonable discretion, QuePasa.com may from time to time set prices for certain special promotional products below Cost. For any Qualifying Product Sale the price of which product is below cost, Quepasa is responsible to pay the Company the difference between the below cost product sale and the product cost and all customary mall charges as defined in sec 4.1 (a) no Net Merchandise Profit will be payable by or to either Party.

     4.3 Payment; Monthly Commissions. Within 30 days following the end of each month during the Term, the Company will transmit to QuePasa.com all Net Merchandise Profit on Qualifying Product Sales for such Month ("Monthly Commissions"). The Company will, at QuePasa.com's request, deposit such Monthly Commissions into an account of QuePasa.com's choice.

     4.4 Audit Rights. Each party will maintain complete, clear and accurate records of all expenses, revenues, fees, transactions and related documentation (including agreements) in connection with the performance of this Agreement. All such records will be maintained for a minimum of two years following expiration or termination of this Agreement. For the sole purposes of ensuring compliance with this Agreement, each party will have the right, at its sole expense, to examine (either itself or through a designated representative) portions of the records of the other party, which are directly related to the obligations sought to be examined. A party may conduct such examination no more than once per quarter, and upon at least 14 days' written notice. In the event that QuePasa.com discovers, through such examination, an underpayment of fees for any three-month period in excess of ten percent, then, in addition to promptly paying to QuePasa.com the amount of such underpayment, the Company will reimburse QuePasa.com for its reasonable costs incurred in conducting such examination.

5.   Term; Termination.

     5.1 Term. The term of this Agreement (the "Initial Term") will commence on the Effective Date and, unless earlier terminated in accordance with this

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          Section 5, will continue for a period of two (2) years after the
          Effective Date. This Agreement may be renewed for successive additional terms (each, a "Renewal Term") if the parties so agree at least 60 days before the end of the then-current term. The Initial Term and all Renewal Terms (if any) are collectively referred to herein as the "Term."

     5.2 Termination for Breach. Either party may terminate this agreement immediately if the other party commits a material breach of its obligations hereunder that is not cured within 30 days after receiving written notice thereof. For purposes of this Section 5.2, failure by the Company to fulfill any of the Work Phases required by this Agreement will be deemed a material breach of its obligations hereunder.

     5.3 Termination for Convenience. QuePasa.com may terminate this Agreement at any time during the Term for any reason (or no reason) by giving a written notice of termination to the Company at least 30 days prior to the effective date of such termination.

     5.4 Termination Upon Bankruptcy/Insolvency. Either party (the "Terminating Party") may terminate this Agreement immediately, and will have no further obligation under this Agreement, if the other party (i) becomes insolvent; (ii) makes an assignment for the benefit of creditors; (iii) makes or sends notice of a bulk transfer; (iv) calls a meeting of its creditors with respect to its inability to pay its obligations owed to such creditors on customary terms; (v) defaults under any agreement, document or instrument relating to its indebtedness for borrowed money; (vi) ceases to do business as a going concern; (vii) has a petition is filed by or against it under any bankruptcy or insolvency laws; (viii) experiences a change in its ownership, such that a competitor of the Terminating Party holds an equity interest in it, without the Terminating Party's prior, written consent to such ownership; or (ix) sells all or substantially all of its assets.

     5.5 Survival. Sections 3.1, 4, 5.6, 5.7, and 6 through 12, and all then-pending payment obligations and order processing and fulfillment obligations will survive any termination or expiration of this Agreement.

     5.6 Rights Upon Termination. Upon the expiration or termination of this Agreement, all Confidential Information, upon the disclosing Party's written request (i) will be returned to the disclosing Party or (ii) the recipient will execute a written certification that all Confidential Information has been destroyed.

6.   Proprietary Rights and Sublicense.

     6.1 Ownership. As between QuePasa.com and the Company, (i) the Exclusive Technology License is and will remain the sole and exclusive property of

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          The BigHub.com, and QuePasa.com possesses no, and will not obtain by virtue of this Agreement, right, title or interest in or to the Technology, except as provided by the sublicense rights granted under
          Section 7.2; and (ii) except for the Product Information, all aspects and content of the QuePasa.com Service and the QuePasa.com Mall are and will remain the sole and exclusive property of QuePasa.com, and the Company possesses no, and will not obtain by virtue of this Agreement, right, title or interest therein or thereto. Neither party will use, publish or publicly display the trademarks, trade names, service marks and logos of the other party without the prior consent of the other party.

     6.2 Sublicense. Subject to the terms and conditions of this Agreement, the Company hereby grants to QuePasa.com a perpetual, nonexclusive, worldwide right and sublicense to [use and operate] the Exclusive Technology in connection with the QuePasa.com Mall. This license includes all elements of the Exclusive Technology necessary to install, implement and maintain all aspects of the Company Services throughout the Term.

     6.3 QuePasa.com Marks. QuePasa.com hereby grants to the Company a nonexclusive, restricted, worldwide license, effective throughout the Term, to use, display, distribute, perform and publish QuePasa.com's trademarks, service marks and logos (collectively, the "QuePasa.com Marks") on the QuePasa.com Mall.

7.   Warranties and Representations.

     7.1 Warranties and Representations of Company. The Company represents and warrants that:

          a. neither the Technology, nor any of the Company's activities or Services performed hereunder, infringes on any patent, copyright, trademark, trade secret or other intellectual property rights or similar rights of any third party;

          b. it has all necessary right, power and authority to perform all acts required under this Agreement, including the right, power and authority to (i) sublicense the Technology and (ii) offer and sell each product offered through the Company Services (including all necessary licenses from all necessary jurisdictions to engage in the advertising and sale of the goods offered within the Company Services);

          c. its entry into this Agreement and the performance of its obligations and duties hereunder does not and will not violate any agreement to which it is a party or by which it otherwise is bound;

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          d.   all Product Information is and will be accurate and complete in all respects to the Company's best knowledge; and

          e. the Company has the necessary knowledge and skills to successfully operate and conduct the Company Services as required by this Agreement.

     7.2 Warranties and Representations of QuePasa.com. QuePasa.com represents and warrants that:

          a. it has all necessary right, power and authority to perform all acts required under this Agreement; and

          b. its entry into this Agreement and the performance of its obligations and duties hereunder does not and will not violate any agreement to which it is a party or by which it otherwise is bound.

     7.3 Disclaimer. EACH PARTY ACKNOWLEDGES AND AGREES THAT THE OTHER HAS NOT MADE ANY REPRESENTATIONS, WARRANTIES OR AGREEMENTS OF ANY KIND, EXPRESS OR IMPLIED, INLCUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE FOREGOING, THE COMPANY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OR REPRESENTATION THAT THE USE OF THE TECHNOLOGY WILL PROVIDE QUEPASA.COM ANY PARTICULAR RESULT OR WILL BE SUITABLE FOR QUEPASA.COM'S PURPOSES.

8.   Privacy and Security.

     8.1 The Company Services will include Secure Socket Layer Software or similar commercially accepted security technology to protect the data and secure the transactions entered through the Company Services. Such software will encrypt all personal information provided by Users, including credit card number, name and address as it is transmitted over the Internet.

     8.2 All information pertaining to Users, including personal identification information and product purchase information (collectively, "User Data"), is and will remain the sole property of QuePasa.com. The Company will not, during the Term or thereafter, send Users bulk e-mail communications, except where the User has purchased products from the Company through means other than the QuePasa.com Service. In no

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          event will the Company (i) provide User Data to any third party, or
          (ii) rent, sell or barter User Data.

9. Confidentiality. In connection with the activities contemplated by this Agreement, each party may have access to confidential or proprietary technical or business information of the other party, including without limitation (i) business plans, proposals, ideas or research related to possible new products or services; (ii) financial results, statements and other financial information; (iii) User Data; (iv) requirements and sources, contracts, and means, methods and processes of providing services;
     (v) copyrights, patents, trademarks, and trade secrets; (vi) any reporting information herein; and (vii) the material terms of the relationship between the parties; provided, however, that such information will be considered confidential only if it is conspicuously designated as "Confidential," or if provided orally, identified at the time of disclosure (collectively, "Confidential Information"). Each party will take reasonable precautions to protect the confidentiality of the other party's Confidential Information, which precautions will be at least equivalent to those taken by such party to protect its own Confidential Information. Except as required by law or as necessary to perform under this Agreement, neither party will knowingly disclose the Confidential Information of the other party or use such Confidential Information for the benefit of any third party. Each party's obligations in this Section with respect to any portion of the other party's disclosed Confidential Information will terminate when the party seeking to avoid its obligation under such Paragraph can document that such disclosed Confidential Information: (i) was in the public domain at or subsequent to the time it was communicated to the receiving party ("Recipient") by the disclosing party ("Discloser") through no fault of Recipient; (ii) was rightfully in Recipient's possession free of any obligation of confidence at or subsequent to the time it was communicated to Recipient by Discloser; (iii) was developed by employees or agents of Recipient independently of and without reference to any information communicated to Recipient by Discloser; (iv) was communicated by the Discloser to an unaffiliated third party free of any obligation of confidence; or (v) was in response to a valid order by a court or other governmental body, was otherwise required by law or was necessary to establish the rights of either party under this Agreement; provided, however, that both parties will stipulate to any orders necessary to protect said information from public disclosure.

10. Limitations of Liability. EXCEPT FOR CLAIMS ARISING UNDER SECTIONS 9 OR 11, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES IN ANY ACTION ARISING FROM OR RELATED TO THIS AGREEMENT, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), INTENDED CONDUCT OR OTHERWISE, INCLUDING WITHOUT LIMITATION, DAMAGES RELATING TO THE LOSS OF PROFITS, INCOME OR GOODWILL, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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11.  Indemnification.

     11.1 Each party (the "Indemnifying Party") will indemnify the other party (the "Indemnified Party") against any and all claims, losses, costs and expenses, including court costs, reasonable expenses and reasonable attorneys' fees (collectively, "Losses"), which the Indemnified Party may incur as a result of claims in any form by third parties arising from the Indemnifying Party's breach of any warranties, representations or covenants contained in this Agreement. Further, the Company will indemnify QuePasa.com against any and all Losses QuePasa.com may incur as a result of claims by a third party that the Technology or the Company Service or any aspect thereof infringes upon patent, trademark copyright, trade secret or other intellectual property rights.

     11.2 If an Indemnified Party makes an indemnification request to the Indemnifying Party to control the defense, disposition or settlement of the matter at its own expense; provided that the Indemnifying Party will not, without the consent of the Indemnified Party enter into any settlement or agree to any disposition that imposes an obligation on the Indemnified Party that is not wholly discharged or dischargeable by the Indemnifying Party, or imposes any conditions or obligations on the Indemnified Party other than the payment of monies that are readily measurable for purposes of determining the monetary indemnification or reimbursement obligations of Indemnifying Party. The Indemnified Party will notify the Indemnifying Party promptly of any claim for which Indemnifying Party is responsible and will cooperate with the Indemnifying Party in every commercially reasonable way to facilitate defense of any such claim; provided that the Indemnified Party's failure to notify Indemnifying Party will not diminish Indemnifying Party's obligations under this Section except to the extent that Indemnifying Party is materially prejudiced as a result of such failure. An Indemnified Party will at all times have the option to participate in any matter or litigation through counsel of its own selection and at its own expense.

12.  Miscellaneous.

     12.1 Taxes. As between QuePasa.com and the Company, the Company will be solely responsible for all sales taxes that may be imposed upon sales of products through the Company Service, now or in the future. Notwithstanding the foregoing, each party will be solely responsible for all taxes based upon its own net income.

     12.2 Publicity. Neither party will make any public statement or other announcement (including, without limitation, issuing a press release or pre-briefing any member of the press or other third party) relating to the

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          terms or existence of this Agreement without the prior written approval of the other party.

     12.3 Assignment. Neither party may, without the prior written consent of the other, assign any of its rights or delegate any of its obligations under this Agreement; provided, however, that a party shall have the right to assign this Agreement without the prior consent of the other party in the case of a merger or a sale of all or substantially all of the party's assets to a party that is not a competitor of the other party. Subject to the foregoing, this Agreement will be fully binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and assigns.

     12.4 Notices. Any notice or other communication under this Agreement will be sufficiently given if given in writing and delivered by hand delivery, or in lieu of such personal service, 24 hours after delivery to a national, overnight courier service, to the addresses listed below. Either party may designate a different address by giving a notice of change of address in the manner provided above.

               TheBigHub, Inc.               QuePasa.com, Inc.
               2939 Mossrock                 400 E. Van Buren, 4/th/ Floor
               San Antonio, Texas 78230      Phoenix, AZ 85004
               Facsimile: 210.979.6336       Facsimile: 602.716.0200
               Attn: Frank W. Denny          Attn: Robert G. Weinstein

     12.5 Governing Law. This Agreement will be construed in accordance with, and governed by, the laws of the State of California, jurisdicted of Orange County, without regard to the principles of conflicts of law thereof. The parties mutually consent and submit to the jurisdiction of the federal and state courts in and for Orange County, California.

     12.6 Force Majeure. Subject to the limitations of this Agreement and except as specifically provided in this Agreement to the contrary, neither party will be liable for defaults, delays or non-performance of any covenant, agreement, work, service, or other act required under this Agreement to be performed by such party, or for any damages, including, without limitation, any incidental or consequential damages, arising out of the failure to perform any of its obligations, by reason of any circumstance or condition beyond its reasonable control, including, without limitation, failure of power or other utilities, strikes, lockouts and other labor disputes or other industrial disturbances, unavoidable accidents, acts of terrorism, sabotage, embargoes, blockades, injunction or other administrative order, governmental law or regulations (including changes in United States foreign policy) which prevent or substantially interfere with the required performance, condemnations, riots, insurrections, martial law, conflicts

           (declared or undeclared), civil commotion or disorders and any adverse change in political, economic or social conditions, fire, explosion, flood, earthquakes and other casualty, acts of God, or any other cause beyond the control of such party (each, a "Force Majeure Event"). In the event of any such Force Majeure Event, the performance of any covenant, agreement, obligation, work or service, or other act of the party affected by such Force Majeure Event under this Agreement shall be excused for the period of delay and the period for the performance of the same shall be extended by such period. Each of the parties hereto shall take all reasonable steps to resume performance hereunder with the least possible delay.

     12.7 Relationship of the Parties. Nothing in this Agreement will be construed to constitute either party as a partner, joint venturer, agent or employee of the other party, and neither party will act or attempt to act or represent itself, directly or by implication, as a partner, joint venturer, agent or employee of the other party. Neither party nor any of its representatives will have any authority to enter into any contract, make any commitment or otherwise bind the other party to any obligations without the other party's prior written consent.

     12.8 Severability. If any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid, illegal or unenforceable, (i) such provision will be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect.

     12.9 Section Headings. The various section headings are inserted for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement or any section hereof.

     12.10 No Waiver. The failure of either party to insist upon or enforce strict performance by the other party of any provision of this Agreement or to exercise any right under this Agreement will not be construed as a waiver or relinquishment to any extent of such party's right to assert or rely upon any such provision or right in that or any other instance; rather, the same will be and remain in full force and effect. All waivers must be in writing to be enforceable.

     12.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed a duplicate original and all of which, when taken together, will constitute one Agreement.

     12.12 Entire Agreement. This Agreement constitutes and contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior oral or written agreements. This Agreement may not be amended except in writing signed by both parties.

     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

The BigHub.com, Inc.                    QuePasa.com, Inc.


By:  /s/ Frank W. Denny                 By: /s/ Gary L. Trujillo
     ------------------------              ---------------------------------
Name: Frank W. Denny                    Name: Gary L. Trujillo
      -----------------------                 ------------------------------
Title:  President / CEO                 Title:  President / CEO / Chairman
      -----------------------                  -----------------------------

                                   Exhibit A


                         Product Category Commissions


The Net Merchandise profits (defined supra):

Current Power Stores:

Audio Books:                 3%
Books:                     5-8%
Cameras:                     3%
Computer Hardware:           3%
Computer Software:           2%
Consumer Electronics:      3-6%
Drug Store:                  5%
Home Improvement:            7%
Housewares:                  7%
Janitorial Supplies:      5-10%
Lawn & Garden:             6-8%
Magazines:                 3-5%
Movies:                      3%
Music:                       3%
Office Furniture:          6-8%
Office Supplies:          6-10%
Pet & Farm:               6-10%
Video Games:                 3%
Apparel:                  6-10%
Automotive:                 10%
Baby/Nursery:             6-10%
Cosmetics/Fragrance:       4-6%
Fitness:                  6-10%
Gift:                    10-12%
Gourmet Foods:           10-12%
Jewelry:                    15%
Marine Supplies:            10%
Sporting Goods:           6-10%
Toys:                     6-10%
Travel:                      3%
Watches:                    10%
Wines:                       4%